Exhibit 99(r)(2)

CODE OF ETHICS

Dated January 4, 2005

Effective January 7, 2005

Amended March 31, 2005

I. INTRODUCTION

This Code of Ethics (the “Code”) sets forth the compliance policies and procedures applicable to Employees of a Covered Entity with respect to its investment advisory business. The Code embodies a commitment to adhering to the highest standards of integrity and care for the benefit of the Covered Entity’s Clients. This commitment includes, but is not limited to, complying with all laws and regulations applicable to the Covered Entity’s activities. The Code supplements GM’s Winning with Integrity: Our Values and Guidelines for Employee Conduct (“Winning With Integrity”).

While it is not practical to discuss all legal and ethical issues that may arise in the course of the Covered Entity’s business activities, the Code outlines the types of activities that are prohibited and provides a few examples of such activities. The Code encompasses not only legal requirements, but also general standards of integrity and fair dealing which should guide all Employees in acting on behalf of the Covered Entity and its Clients. The Code also includes policies intended to help prevent Employees from becoming entangled in difficult or compromising situations where questions of compliance with legal standards may arise.

Key terms and phrases have the meanings defined in Section VII. Each defined word or phrase is identified in bold-faced type the first time it is used in the Code.

Employees are expected to be thoroughly familiar with the procedures and policies set forth in this Code. Employees are also required to acknowledge that they have received, read and understand the Code and agree to comply with its provisions. Additionally, Employees involved in the operations of a RIC are expected to be thoroughly familiar with and, to the extent required therein, to comply with, the procedures and policies set forth in the RIC Code.

Employees are encouraged to direct questions or comments about the Code and matters relating to compliance with the Code to Compliance. Appropriate disciplinary action will be taken for failure to adhere to the policies and procedures described herein.

II. STANDARD OF BUSINESS CONDUCT

A.	Certain Legal Requirements

Employees must obey all laws and regulations applicable to a Covered Entity’s business, including but not limited to Referenced Laws and ERISA.

B.	Fiduciary Obligations

Employees must at all times act in the sole and best interests of Clients. Employees must (i) avoid Conflicts of Interest and (ii) promptly advise their supervisor and a Designated Ethics Person of any potential Conflict of Interest. A Conflict of Interest includes without limitation any situation in which an Employee has a Personal Interest in the Purchase or Sale of a Security, Contract or Other Investment by a Covered Entity or a Client thereof.

A Designated Ethics Person must be advised of any action that might be construed as an attempt to exercise improper influence in connection with any investment decision to be made on behalf of a Client.

C.	Confidentiality

All information obtained by Employees about the activities, investment policies, holdings or business and operations of any Covered Entity or its Clients that is not publicly available is to be kept confidential. Such information may be used or disclosed only in the discharge of an Employee’s responsibilities. Confidential information may not be used or disclosed, in any manner whatsoever, to benefit personally, directly or indirectly, an Employee, his or her family, friends, associates or any other person.

Each Employee has an individual responsibility to safeguard information that is required to be kept confidential. Access to such information is to be granted solely in the discharge of an Employee’s responsibilities and on a “need-to-know” basis. Approved access to such information does not confer authority to act as spokesman for a Covered Entity or a Client concerning the information.

The following precautions should be observed to preserve the confidentiality of such information:

1.	the information may not be shared with persons employed by affiliated entities, except for legitimate business purposes;

2.	the information may not be discussed in public places (such as elevators, restaurants or airplanes) or in other locations or using media where it can be overheard or monitored;

3.	papers containing confidential information should not be left uncovered in conference rooms, offices or other locations where they can be read by passersby;

4.	confidential information stored in computer systems and other electronic files should be kept secure and access to such information limited as may be necessary or appropriate;

5.	e-mails sent via the internet should include a “confidentiality disclosure” statement of the type specified by Compliance;

6.	code names or redaction should be used where appropriate in documents containing confidential information before distribution; and

7.	appropriate controls for the reception and oversight of visitors in sensitive areas should be observed.

Any questions regarding the use or disclosure of information that is required to be kept confidential should be addressed to Compliance.

No Employee shall discuss any investment or other activity of a Covered Entity or a Client with any representative of the media unless such Employee is (or is accompanied in such discussion by) a member of GMIMCo’s Management Council. All Employees are cautioned that there may be legal constraints on what may be discussed with the media depending upon the subject matter of the media discussion or other matters that a Covered Entity or its affiliates or a Client may be involved in at the particular time and of which the Employee may or may not be aware. Due to the potentially adverse consequences to a Covered Entity and its affiliates or a Client of missteps in this area, any Employee who intends to engage in any discussion with the media is urged to first consult with the General Counsel. Additionally, responses to any inquiries by the media should be coordinated through GM’s Media Relations Group.

Employees are further restricted in the use of Material Nonpublic Information as described in Section III.B.

III. PROHIBITED ACTIVITIES

A.	Prohibitions Concerning Covered Entity Activities

No Employee shall directly or indirectly:

1.	employ any device, scheme, or artifice to defraud any Client or prospective Client;

2.	engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Client or prospective Client;

3.	engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

B.	Prohibitions Concerning Material Nonpublic Information; Board Seats

It is not illegal to learn of Material Nonpublic Information. However, it is a violation of the federal and state securities laws for any person who is aware of Material Nonpublic Information (i) to Purchase or Sell Securities (whether for direct personal benefit or for the benefit of another) or (ii) to pass on the information to others who may Purchase or Sell Securities based on such information. In this regard, no Employee may execute a Personal Trade or a trade on behalf of a Client in any Security at a time when such Employee has any Material Nonpublic Information relating to such Security.

Any Employee who becomes aware of information which is Material Nonpublic Information is prohibited from engaging in any securities transaction in the Related Securities on behalf of a Client or any other person (including, without limitation, such Employee) or taking any action that would facilitate trading by any other person (including, without limitation, such Employee) in the Related Securities.

All Employees are required to report to Compliance any instance involving a company that, to an Employee’s knowledge, has issued Securities held in or Being Considered for Purchase or Sale for a Covered Entity-managed Client account where the Employee (i) receives information that may constitute Material Nonpublic Information regarding such company or (ii) is in a position possibly to receive Material Nonpublic Information regarding such company on a recurring basis (such as through service as a director, as an observer to a board of directors or through a relationship with company insiders or as a result of a confidentiality agreement with respect to the company).

All Employees are also required to be familiar with, and may be subject to restrictions contained in, the GM Insider Trading Policy which is available on the Socrates website under “Services – GM Policies – Insider Trading Policy”.

Any Employee who becomes aware of any breach of the requirements restricting use of Material Nonpublic Information, including a leak of such information, shall immediately report such breach to Compliance.

All Employees are also subject to certain restrictions with respect to service on the board of directors of a publicly traded company contained in the GM Policy entitled “Serving on Outside Boards” which is available on the Socrates website under “Services – GM Policies”.

C.	Time Period Restrictions

1.	No Employee shall execute a Personal Trade in a Reportable Security which, to such person’s knowledge at the time of such Personal Trade, either is Being Considered for Purchase or Sale by a Client or is in the process of being Purchased or Sold by a Client.

2.	Notwithstanding the foregoing, no Employee shall execute a Personal Trade in a Reportable Security on the same day during which, to such Employee’s knowledge, a Client has a pending or executed Purchase or Sale order in that same Reportable Security.

3.

No Employee shall execute a Personal Trade in a Reportable Security within seven (7) calendar days after the date on which, to such Employee’s knowledge, a Client Purchases or Sells that same Reportable Security; provided, however, that this Section III.C.3. shall not be effective with respect to a Sale which is a Personal Trade effected prior to the Pre-Clearance Effective Date.

4.	No Employee shall within a period of thirty (30) consecutive calendar days, effect Personal Trades involving the Purchase and then Sale, or the Sale and then Purchase, of a Reportable Security. Contributions into the GM S-SPP, which are made through payroll deductions, flexible compensation payment installments or required loan repayments automatically invested in Reportable Securities do not constitute Purchases. Notwithstanding the foregoing, (i) this Section III.C.4. shall not become effective with respect to an initial Personal Trade in a matchable pair of two Personal Trades where such initial Personal Trade is effected prior to the Pre-Clearance Effective Date and (ii) any matchable pair of two Personal Trades which would be subject to this Section III.C.4. but for the immediately preceding clause (i) shall be subject to Section III.C.1.d. of the Covered Entity’s Code of Conduct as in effect immediately preceding January 7, 2005 to the extent that the terms of such Section III.C.1.d. would be applicable to such matchable pair of Personal Trades.

5.	Sections III.C.1, 2 and 3 shall not apply to any Purchase or Sale of a GMIMCo Fund which is classified as a “Promark Fund”.

D.	Pre-Clearance

No Employee may engage in a Personal Trade in a Reportable Security, except those specifically exempt from Pre-Clearance in Section III.E. below, unless a Pre-Clearance request with respect to such Personal Trade is submitted to and approved in writing by Compliance. The Pre-Clearance request must be submitted on a form prescribed by Compliance. Notwithstanding the foregoing, Pre-Clearance of Personal Trades (other than those involving the acquisition of any Security being offered in an Initial Public Offering or a Limited Offering) shall not be required in the case the case of Personal Trades effected prior to the Pre-Clearance Effective Date.

E.	Certain Exemptions

1.	Personal Trades within the GM S-SPP in Reportable Securities other than those transactions described in the first sentence of Section IV.B.6 are exempt from Pre-Clearance.

2.	The acquisition of shares upon the exercise of GM employee stock options is exempt from Pre-Clearance; provided, however, that neither a cashless exercise of such options nor any Sale of shares at or after such exercise are so exempt.

3.	The Chief Compliance Officer may in writing grant an exemption from any provision of the Code to the extent that the Chief Compliance Officer concludes in such person’s reasonable judgment that such exemption is not inconsistent with the Referenced Laws and other applicable law.

IV. REPORTING REQUIREMENTS

A.	Holdings Reports

1.	No later than the last to occur of January 7, 2005 and ten (10) calendar days after becoming an Employee, each Employee is required to submit to Compliance an initial holdings report which includes (i) the title and type and, as applicable, the ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee had Beneficial Ownership when the person became subject to the Code, (ii) the name of any broker, dealer or bank with which the Employee maintained an account in which any Securities were held for the direct or indirect benefit of the Employee and (iii) the date that the report is submitted by the Employee.

2.	Thereafter, at least once during each twelve month period on a date selected by the Covered Entity, such Employee is required to submit to Compliance a holdings report which includes (i) the title and type and, as applicable, the ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has Beneficial Ownership, (ii) the name of any broker, dealer or bank with which the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee and (iii) the date that the report is submitted by the Employee.

3.	The information contained in the (i) initial holdings report must be current as of a date no more than forty-five (45) calendar days prior to the date the person became an Employee (except that, in the case of a report due no later than January 7, 2005, such report must be current as of a date no earlier than November 30, 2004) and (ii) subsequent holdings reports must be current as of a date no more than forty-five (45) calendar days prior to the date such report is submitted.

4.	Holdings reports are to be filed on forms prescribed by Compliance.

5.	If an Employee has no reportable holdings, such Employee nonetheless must file a report on a form prescribed by Compliance indicating that such Employee has no information to report.

6.	Any holdings report may contain a statement that the report shall not be construed as an admission by the Employee making such report that such person is a Beneficial Owner of one or more of the Reportable Securities listed in the report.

B.	Transactions Reports

1.	No later than ten (10) calendar days after the close of each calendar quarter, each Employee is required to submit to Compliance a report which includes (i) with respect to each transaction effected during such calendar quarter involving a Reportable Security in which the Employee had (or as a result of the transaction acquired) Beneficial Ownership (a) the date of the transaction, the title, and as applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each such Reportable Security, (b) the nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition), (c) the price of the Reportable Security at which the transaction was effected and (d) the name of the broker, dealer or bank with or through which the transaction was effected, (ii) with respect to any new account established during the quarter by the Employee in which any Securities were held for the direct or indirect benefit of the Employee (a) the name of the broker, dealer or bank with whom the Employee established the account and (b) the date the account was established, and (iii) the date that the report is submitted by the Employee.

2.	Transactions reports are to be filed on forms prescribed by Compliance.

3.	If an Employee has no reportable transactions for a quarter, such Employee nonetheless must file a report on a form prescribed by Compliance indicating that such Employee has no information to report.

4.	Any transactions report may contain a statement that the report shall not be construed as an admission by the Employee making such report that such person is a Beneficial Owner of one or more of the Reportable Securities listed in the report.

5.	An Employee is not required to report in such person’s transactions reports those transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in the quarterly transactions reports.

6.	Transactions involving an Employee’s GM S-SPP account that are required to be reported are (i) transfers of assets that are already in such account into or out of any of the common stock funds offered through such program (including, but not limited to, GM $1-2/3 par value Common Stock Fund, DirecTV Group Fund, EDS Stock Fund, Raytheon Company Class A Common Stock Fund and Delphi Common Stock Fund) and (ii) transfers of assets that are already in such account into or out of any GMIMCo Fund. These transactions will be reported to Compliance by the third party administrator of the GM S-SPP and, unless Compliance otherwise advises the Employee, need not be included by such Employee in such person’s quarterly transactions reports.

7.	Reportable Securities acquired upon exercise of GM employee stock options are required to be reported in such Employee’s quarterly transactions reports.

C.	Duplicate Confirmation Statements

Where a Personal Trade in a Reportable Security is effected by an Employee through a broker, dealer or bank, such Employee is required to request such broker, dealer or bank to timely provide to Compliance a copy of the confirmation of such Personal Trade. An Employee also is required to request each broker, dealer or bank to timely provide to Compliance a copy of the periodic statements for those accounts in which such Employee held Beneficial Ownership of Reportable Securities during a reporting period referred to in Section IV.B.

V. OTHER

1.	Employees are required to report promptly any violations of the Code, whether with respect to their own conduct or the conduct of others, to Compliance. The Chief Compliance Officer shall periodically review reports of all violations.

2.	A Covered Entity shall provide each Employee with a copy of the Code and any amendments thereto.

3.	Employees are required to provide written acknowledgement to Compliance that they have received, read and understand the Code and that they will comply with the requirements thereof.

4.	Employees are required to certify on an annual basis that they (a) have submitted all of the reports required by the Code and (b) have not engaged in conduct prohibited by the Code.

5.	In the event of ambiguity of or conflict between or among one or more provisions of the Code, the Chief Compliance Officer with the concurrence of the General Counsel shall have authority to interpret such provision(s) and such interpretation shall be final and binding.

VI. SANCTIONS

Sanctions may be imposed by any or all Covered Entities for any violation of this Code with respect to any Covered Entity. Such sanctions may include, but are not limited to, written censure and suspension or termination of employment or membership. Unless otherwise determined by the GMIMCo President or a GM Executive Officer (a) the specific sanction imposed for a violation of the Code will be based upon the recommendation of the Chief Compliance Officer and (b) such sanction will be approved by the GMIMCo President, General Counsel and Vice President – Human Resources prior to the time it is imposed. Notwithstanding the foregoing, if a person referred to in clause (a) or clause (b) of the preceding sentence is found to be the subject of a sanction, such person shall recuse himself or herself from recommending or approving such sanction (and, in the case of clause (b), if the GMIMCo President recuses himself then GM shall designate a GM Executive Officer to act in his place). Additionally, all material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the respective Covered Entity. Violations of this Code, which also constitute violations of law, may be referred to appropriate governmental, regulatory or law enforcement authorities and may subject the violator to civil or criminal penalties.

VII. DEFINITIONS

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Being Considered for Purchase or Sale applies to any Security, Contract or Other Investment when a recommendation to Purchase or Sell that Security, Contract or Other Investment has been made and communicated to a person (who may be another Employee or a Covered Entity committee) having the authority to authorize or effect such Purchase or Sale and, with respect to the person or committee making the recommendation, when such person or committee seriously considers making such a recommendation.

Beneficial Ownership or Personal Interest in a Security, Contract or Other Investment describes the interest of any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such Security, subject to the following:

1.	the term “pecuniary interest” in any Security, Contract or Other Investment means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Security, Contract or Other Investment.

2.	the term “indirect pecuniary interest” in any Security, Contract or Other Investment includes, but is not limited to:

a.	a Security, Contract or Other Investment held by members of a person’s Immediate Family; provided, however, that the presumption of such beneficial ownership may be rebutted;

b.	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

c.	certain categories of performance-related fees, other than an asset-based fee, received for providing investment advice to any person (Employees should consult with Compliance as to their reporting and other obligations if they could be deemed to have an indirect pecuniary interest by reason of this clause (c));

d.	a person’s right to dividends that is separated or separable from the underlying securities;

e.	a person’s interest in a Security, Contract or Other Investment held by a trust, when,

(i)	in the case of a beneficiary of the trust, the beneficiary has a pecuniary interest in a trust transaction and has or shares investment control with respect to such transaction,

(ii)	in the case of a trustee of the trust, at least one beneficiary of the trust is a member of the trustees’ Immediate Family (the trustee then has a pecuniary interest to the extent of the Immediate Family’s pecuniary interest in the trust’s transactions),

(iii)	in the case of a settlor of the trust (a settlor is a person who establishes a trust), the settlor has reserved the right to revoke the trust without the consent of another person; and

f.	a person’s right to acquire any Security, Contract or Other Investment through the exercise or conversion of any Derivative, whether or not presently exercisable.

3.	a shareholder is not deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Beneficial Ownership or Personal Interest in a Security, Contract or Other Investment also describes the interest of a person who has or shares directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, on behalf of any person other than a Covered Entity or a Client:

4.	voting power, which includes the power to vote or to direct the voting of, a Security, Contract or Other Investment; or

5.	investment power, which includes the power to dispose or to direct the disposition of such Security, Contract or Other Investment; or

6.	appropriation power, which includes the power to use or to direct the use of such Security, Contract or Other Investment.

Chief Compliance Officer means the person holding the title of Chief Compliance Officer of GMIMCo or if at any time there is no such person, such person as the board of directors of the Covered Entity may designate.

Client means any person or entity to whom or in respect of which a Covered Entity gives investment advice.

Compliance means the Chief Compliance Officer or the Compliance Director.

Compliance Director means the person holding the title of Compliance Director of GMIMCo or if at any time there is no such person, such person as the Chief Compliance Officer may designate.

Conflict of Interest means a direct or indirect personal interest on the part of an Employee that could reasonably be considered to affect the judgment of such Employee in fulfilling his or her responsibilities to the Covered Entity or a Client thereof which has not been disclosed to and approved (subject to such conditions as determined) by a Designated Ethics Person.

Contract includes, for example, forward or futures contracts and other Derivatives.

Covered Entity means any GMAM Entity which adopts this Code as its Code of Ethics through incorporation by express reference into the policies and procedures of such Entity.

Derivative means any put, call or other option, futures contract, security futures product, swap contract (including total return swaps), forward contract, straddles or other form of derivative transaction.

Designated Ethics Person means the GMIMCo President, the General Counsel, the Chief Compliance Officer or a GM Executive Officer.

Employee means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of a Covered Entity, or other person who provides investment advice on behalf of the Covered Entity and is subject to the supervision and control of such Covered Entity. Determinations as to whether (a) a particular person is an Employee within the meaning of the immediately preceding sentence and (b) any other person will be deemed an Employee for purposes of this Code notwithstanding such sentence shall be made by the Chief Compliance Officer with the concurrence of the General Counsel.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fund means an investment company registered under the Investment Company Act.

General Counsel means the person holding the title of General Counsel of GMIMCo.

GM means General Motors Corporation.

GM Executive Officer means a named executive officer of GM within the meaning of Item 402(a)(3) of Regulation S-K under the Exchange Act as to whom disclosure was provided pursuant to such Item in GM’s then most recently issued proxy statement.

GMAM Entity means GMIMCo or any other subsidiary of, or entity otherwise controlled by, GMIMCo’s parent (General Motors Asset Management Corporation).

GMIMCo means General Motors Investment Management Corporation.

GMIMCo Fund means any investment vehicle managed to any extent by a GMAM Entity (provided, however, that no open-end Fund shall be considered a GMIMCo Fund for purposes of this definition).

GM Policy means a policy adopted by GM including, without limitation, Winning with Integrity.

GM S-SPP means the General Motors Savings-Stock Purchase Program.

High Quality Short-Term Debt Instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two credit rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable credit quality.

Immediate Family means any of the following who share the same household as the Employee: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

Initial Public Offering means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Investment Company Act means the Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) thereof or pursuant to rule 504, rule 505, or rule 506 under the Securities Act.

Material Nonpublic Information means any information about a company, Security, or the market therefor, that has not been generally disclosed to the public, when the disclosure of that information is likely to affect the price of that Security or is likely to be considered important by a reasonable investor in making an investment decision regarding such Security. Generally, any information that has not been posted on a website, distributed in a press release, contained in a filing with the Securities and Exchange Commission or otherwise been made available to investors or the public at large is considered not to have been generally disclosed to the public.

Nationally Recognized Statistical Rating Organization means an NRSRO within the meaning of rule 2a-7 under the Investment Company Act.

Non-Reportable Securities means those Securities described in clauses (a) through (e) of the definition of Reportable Security.

Other Investment means any investment (other than a Security or Contract) including, but not limited to, real estate (other than primary or secondary residences of the Employee and/or members of such person’s Immediate Family and land to be used for the construction of such a residence), oil and gas leases, commodities or partnership interests, as well as any other investment not covered by the foregoing description.

Personal Interest - See definition of “Beneficial Ownership or Personal Interest.”

Personal Trade means any Purchase or Sale of a Security, Contract or Other Investment in which an Employee has, or as a result of such transaction acquires, directly or indirectly, a Beneficial Ownership or Personal Interest. Notwithstanding the foregoing sentence of this definition, a transaction in an account over which the Employee has no direct or indirect influence or control shall not be deemed to be a Personal Trade.

Pre-Clear or Pre-Clearance means to obtain the written consent of Compliance prior to engaging in a specified activity.

Pre-Clearance Effective Date means such date as the Chief Compliance Officer shall prescribe.

Purchase of a Security, Contract or Other Investment includes, for example, any exchange or other acquisition for value of any such item or an interest therein or the acquisition or exercise of an option, warrant or other right for the acquisition thereof, and entering into any contract providing therefor.

Referenced Laws means the Advisers Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, the Investment Company Act, Title V of the Gramm-Leach-Bliley Act, as amended, any rules adopted by the Securities and Exchange Commission under of any of the foregoing statutes, the Bank Secrecy Act, as amended, and any rules adopted by the Securities and Exchange Commission or the Department of Treasury under such Bank Secrecy Act and, in the case of a Covered Entity which is a state or federally chartered bank and/or trust company, the laws and rules (including any of the foregoing laws and rules) applicable to such a bank and/or trust company.

Related Securities means any Security, or any Security issued by a company, with respect to which the Employee is aware of Material Nonpublic Information.

Reportable Fund means (a) any Fund for which a Covered Entity serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act or (b) any Fund whose investment adviser or principal underwriter controls a Covered Entity, is controlled by the Covered Entity, or is under common control with the Covered Entity. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

Reportable Security means any Security, Contract or Other Investment except:

(a)	direct obligations of the Government of the United States;

(b)	bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments, including repurchase agreements; and

(c)	shares issued by open-end Funds other than Reportable Funds.

RIC has the meaning ascribed to it in the RIC Code.

RIC Code means the Code of Ethics for Registered Investment Companies (RICs) Managed by GMIMCo, as amended.

Sale of a Security, Contract or Other Investment includes, for example, any exchange or other disposition for value of any such item or an interest therein or the acquisition or exercise of an option or other right for the sale or other disposition thereof, and entering into any contract or other arrangement providing therefor.

Securities Act means the Securities Act of 1933, as amended.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

CODE OF ETHICS

ACKNOWLEDGMENT

I have received, read and understand the Code of Ethics dated January 4, 2005, as amended March 31, 2005. I understand that this Code supplements GM Policies (as defined in such Code). I agree to comply with all of the policies set forth in these documents in connection with my employment.

Date: , 200	Signed:

Name:
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